EXHIBIT 99.1

SinglePoint Announces 2023 Q2 Financial Results with a 79% Increase in Revenue to $8.14 Million

Gross Profit of $2.7 Million for 2023 Q2 vs. $1.3 Million for 2022 Q2

Phoenix, AZ - August 15th 2023 - SinglePoint Inc. (OTCQB:SINGD), (the Company), a provider in renewable energy, energy supply and air purification, announced operating results for the period ending June 30th 2023. On August 16th 2023, the 20 day period will conclude and the stock symbol will revert to SING. In the intervening period during the corporation action there has been incorrect information across multiple platforms leading to confusion and believed trading anomalies or inefficiencies. Shareholders should rely on the information published in the quarterly financials.

Q2 Company Highlights

-	Record Second Quarter Revenue: $8,149,480 as compared to $4,534,681 in the same period of 2022, a 79% increase
-	$29,568,686 Trailing 12 Month Revenue
-	Positive GAAP Gross Profit: a 103% increase compared to same period last year
-	Net Loss decreased ~59% vs. same period last year
-	Commercial solar is performing very well and gaining traction
-	Successfully improved gross margin through targeted initiatives
-	Strong reputation, well established team and diversification across residential and commercial are enabling Boston Solar to weather some of the external factors impacting the solar market
-	Boston Solar recognized as Top Solar Contractor 8th year in a row by Solar Power World

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Wil Ralston, CEO of SinglePoint, Inc., said “Boston Solar has done a fantastic job continuing to accelerate in what has been a challenging year for SinglePoint in the public markets. Their continued dedication and commitment to high growth showcases the resilience of our teams. The Company has now delivered multiple quarters of strong, consistent growth and will continue to press forward building a solid foundation for continued growth in both revenue and income. During the second quarter, SinglePoint added additional resources to help improve the results of our indoor air quality opportunities, specifically in regard to the $5 million GAN award in California. The results have been promising and directly attributable to the efforts of our EVP of Revenue, Jason Lally. We are committed to our strategic vision and bringing our Companies to a cash flow positive and net profit position. Our Net Loss has significantly improved, which would have been further improved, if not for various one time expenses amounting to approximately $500,000.”

Lally adds, “Over the last six months we have focused additional efforts on BPA Solutions specifically to fulfill the five million dollar GAN in California. Since implementation we have been seeing improvements in connecting with the appropriate decision makers and subsequently sales. We expect to deliver to five separate schools this coming week. Air quality improvement in schools is paramount and we are using the opportunity to discover other ways to provide needed safety solutions in schools, which has led to successfully adding LifeShield+ and other security devices to our list of approved products we are able to provide to schools under the GAN agreement.”

Ralston continued, “Our six month revenue exceeded $13 million, trailing 12 months has exceeding $29 million and our businesses continue to grow backlog and pipeline. It is undeniable that market turbulence and high interest rates have ventriculated down to residential consumers in our solar operations. In most cases, the high costs of energy and increasing utility costs across our main operational states are mitigating this situation and consumers are still looking for the best option to go solar.”

Ralston concluded, “Overall our underlying operations continue to perform and it is my firm belief that once we get uplisted, we will escape some of the market dynamics we believe to be impacting the Company currently. We remain steadfast in our long term energy focused acquisition strategy and to return value to our shareholders that have supported us throughout the years by achieving operational profitability, overall market value, and successfully completing the approved distribution spinoffs of previously acquired entities.”

Revenue - For the three months ended June 30, 2023, we generated revenue of $8,149,480 as compared to $4,534,681 for the three months ended June 30, 2022.

Gross Profit - Our gross profit was $2,700,360 for the three months ended June 30, 2023, compared with $1,329,840 for the three months ended June 30, 2022.

Net Income (Loss) - The Company’s net loss attributable to Singlepoint Inc Stockholders was ($1,339,901) compared to a net loss of ($3,326,610) for the three months ended June 30, 2023, and 2022 respectively. The decrease in net loss was primarily a result of higher revenues and lower operating expenses.

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The solar energy sector has experienced major tailwinds with the passing of the Inflation Reduction Act (IRA) with $369 Billion being committed to the continued rollout of renewable energy projects through enhanced tax credits. For direct ownership solar projects owners have received 10 years of tax credit extension in which there is a minimum 30% credit available to owners setting the stage for another decade of projected strong growth.

Over the past 10 years, solar energy has experienced 24% annual growth. Industry analysts and proponents believe that this trend will continue with the passing of the IRA having positive effects on sector growth. The main revenue contributor for SinglePoint is Boston Solar’s residential solar business. The commercial solar side of the business has steadily grown with a number of completed multiple projects including the solar project for MGM Music Hall at Boston Red Sox Fenway Park. Boston Solar continues to set itself apart from other providers based on quality of work and customer service. Boston Solar has been awarded the Top Solar Contractor designation by Solar Power World now eight (8) years in a row.

“We have proven that the strategic vision and strategy we are implementing works. We will continue to push for accretive acquisitions, with a number of candidates already identified, and define our success by growing revenue, positive cash flow and profitability. The coming years are pivotal to establishing our position and a successful uplisting should only allow us to grab market share more efficiently. The next decade will present the solar industry and our Companies with multiple opportunities as individuals and companies look to improve their energy resilience, lower their costs of energy procurement and meet proposed ESG requirements. Over the past year electricity rates have increased significantly and we are seeing states propose additional increased costs this year. Massachusetts has historically been in the top five most expensive states. Solar is one of the main ways to efficiently offset costs for consumers” added Ralston.

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SEIA/Wood Mackenzie Power & Renewables U.S. Solar Market Insight Q2 2023

On July 20th, 2023 the Company effected a reverse split in an effort to comply with the minimum bid price requirements for an uplisting. During the period of 20 days following the July 20, 2023 reversal or until an effective uplist the common stock of the Company will continue to trade under the symbol SINGD. At the conclusion of the period (August 16, 2023) the symbol will revert back to SING. Post reversal there has been significant trading volatility of the SinglePoint common shares that could be attributed to market data informational errors as a result of the communication mediums not updating the effect of the reverse stock split. The Company has communicated with several communication mediums in an effort to correct any incorrect information to allow our shareholders to have the ability to conduct trades in a fair and orderly manner.

On July 21st, 2023 the Nasdaq Stock Market LLC filed a notice with the SEC a Proposed Rule Change To Establish Listing Standards Related to Notification and Disclosure of Reverse Stock Splits.

Nasdaq recently reported that the current market environment has led to an increase in reverse stock split activity. As stated in Federal Registrar article, “In 2022, Nasdaq processed 196 reverse stock splits, compared to 31 in 2021 and 94 in 2020. As of June 23, 2023, Nasdaq has processed 164 reverse stock splits, and projects significantly more throughout 2023.”

NASDAQ’s recently proposed new rules are designed to promote just and equitable principles of trade, to remove impediments to and perfect the mechanism of a free and open market and a national market system, and, in general to protect investors and the public interest. Nasdaq is proposing to shorten the notification requirement which will simplify processing of forms and reduce the possibility of errors resulting from multiple updates through multiple communication mediums. Nasdaq also believes that the minimum two business day public notice will allow market participants to timely update their systems, which will help to reduce the risk that investors and brokers inadvertently miss the public announcement of the reverse split, and continue to make or accept trades at the pre-split price, as described above. Additional notification and disclosure requirements for reverse stock splits will help to support fair and orderly trading, which will reduce trading volatility and potential price mistakes, thereby protecting investors and the public interest.

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For more infromation about the proposed rule change for reverse stock splits https://www.federalregister.gov/documents/2023/08/03/2023-16499/self-regulatory-organizations-the-nasdaq-stock-market-llc-notice-of-filing-of-proposed-rule-change

About SinglePoint Inc (SING)

SinglePoint Inc. is a renewable energy and sustainable lifestyle company focused on providing environmentally friendly energy efficiencies and healthy living solutions. SinglePoint is initially focused on building the largest network of renewable energy solutions and modernizing the traditional solar and energy storage model. The Company is also actively exploring future growth opportunities in air purification, electric vehicle charging, solar as a subscription service, and additional energy efficiencies and appliances that enhance sustainability and a healthier life. For more information, visit the Company’s website (www.singlepoint.com) and connect on social media for the latest updates.

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934 and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential plans and objectives of the Company, the use of proceeds, anticipated growth and future expansion, are forward-looking statements that involve risks and uncertainties.

There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications, which may arise, could prevent the prompt implementation of any strategically significant plan(s) outlined above. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Investor Contact:

Tra-Digital IR

Investors@SinglePoint.com

(212) 389 - 9782 ext. 107

Industry data - https://www.seia.org/solar-industry-research-data

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